May 31, 1995


Shelby Williams
 Industries, Inc.
1348 Merchandise Mart
Chicago, IL  60654

Gentlemen:

  In connection with the proposed registration under the Securities Act of 1933, as amended, by Shelby Williams Industries, Inc., a Delaware corporation (the "Company"), on Form S-8 of 60,000 shares of its Common Stock, $.05 par value (the "Shares"), issuable upon exercise of non-employee director stock options under the Company's 1995 Directors' Stock Option Plan (the "Plan"), we hereby advise you that as counsel for the Company we have examined the original or certified copies of the Certificate of Incorporation of the Company and all amendments thereto, the By-Laws of the Company, as amended, the minute books of the Company, and such other documents and records as we have deemed necessary for the purposes of this opinion.

  Based upon such examination, it is our opinion that:

  1. The Company is a validly organized and existing corpora-tion under the laws of the State of Delaware.

  2. The Shares are duly authorized and, when issued upon the exercise of director stock options pursuant to the terms of the Plan, will be legally issued, fully paid and nonassessable.

                           Very truly yours,

                           D'ANCONA & PFLAUM



                           By:  /s/ Walter Roth
                                  Walter Roth

WR/lmm


                           Exhibit 5.1